EXHIBIT 99.1

PRESS RELEASE

For additional information, contact:

Jane Marsh, Chief Financial Officer

Belmont Bancorp.

(740)-699-3140

FOR RELEASE: September 16, 2003

SUBJECT: BELMONT BANCORP. ANNOUNCES REGULAR CASH DIVIDEND

Belmont Bancorp., parent of Belmont National Bank, is pleased to report that its Board of Directors declared a regular cash dividend of $0.03 per share payable on October 10, 2003 to shareholders of record as of September 26, 2003.

President and CEO Wilbur R. Roat stated, “We are pleased to resume a regular cash dividend payment at this time.” This action follows Belmont Bancorp.’s recent payment of a special dividend of $0.10 per share on September 15, 2003.

Belmont Bancorp. is a holding company with total assets of $295 million and Belmont National Bank offices in Bellaire, Bridgeport, Cadiz, Lansing, New Philadelphia, St. Clairsville, Schoenbrunn and Shadyside, Ohio, and in the Woodsdale and Elm Grove areas of Wheeling, West Virginia. Belmont Bancorp. stock trades in the SmallCap Market of NASDAQ under the symbol BLMT. The closing price of Belmont Bancorp. stock on September 15, 2003 was $4.93 per share.